Exhibit 99.1

Infineon Technologies AG successfully acquires International Rectifier

Munich, Germany, and El Segundo, California — January 13, 2015 — Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) announced today the closing of the acquisition of International Rectifier. With effect from today, the El Segundo based company has become part of Infineon following the approval of all necessary regulatory authorities and International Rectifier’s shareholders.

“The acquisition of International Rectifier is an important step for Infineon to foster our position as a global market leader in power semiconductors. We are sure that International Rectifier and its employees will make a great contribution to a joint successful future. Together both companies make a powerful combination”, says Dr. Reinhard Ploss, CEO of Infineon. “We offer our customers an unparalleled product portfolio. Our profound understanding of their needs enables us to provide the best possible and competitive solutions. The acquisition helps us to accelerate our strategic approach ‘from product thinking to system understanding’.”

The combined company is led by Reinhard Ploss, CEO, Arunjai Mittal, Member of the Management Board Regions, Sales, Marketing, Strategy Development and M&A, and Dominik Asam, CFO. President of International Rectifier and of Infineon North America is Robert LeFort.

International Rectifier is highly complementary to Infineon: the combined company gains greater scope in product portfolio and regions, especially with small and medium enterprise customers in the US and Asia. The merger taps additional system know-how in power management. It expands the expertise in power semiconductors, also combining leading knowledge in compound semiconductors, namely Gallium Nitride. Furthermore, the acquisition will drive greater economies of scale in production, strengthening the competitiveness of the combined company.

Financial targets of the merger confirmed

The acquisition is expected to be accretive to pro-forma earnings per share (EPS) already in the current fiscal year. Synergies are expected to further drive significant accretion, building on International Rectifier’s existing successful operational restructuring.

At the latest within fiscal year 2017, International Rectifier’s margin contribution is expected to be at least in line with Infineon’s target of 15 percent Segment Result margin over the cycle.

Merger background

On August 20, 2014, Infineon had announced that it was to acquire International Rectifier in a deal worth approximately USD 3 billion. The Board of Directors of International Rectifier and Infineon’s Supervisory Board unanimously supported the offer of Infineon to pay USD 40 per outstanding share. Subsequently, all regulatory authorities had approved the acquisition — as did the shareholders of International Rectifier with a majority of 99.5 percent of all votes cast.

About Infineon

Infineon Technologies AG is a world leader in semiconductors. Infineon offers products and system solutions addressing three central challenges to modern society: energy efficiency, mobility, and security. In the 2014 fiscal year (ending September 30), the company reported sales of Euro 4.3 billion with about 29,800 employees worldwide. In January 2015, Infineon acquired US-based International Rectifier Corporation, a leading provider of power management technology, with revenues of USD 1.1 billion (fiscal year 2014 ending June 29) and approximately 4,100 employees.

Infineon is listed on the Frankfurt Stock Exchange (ticker symbol: IFX) and in the USA on the over-the-counter market OTCQX International Premier (ticker symbol: IFNNY).

Further information is available at www.infineon.com

This press release is available online at www.infineon.com/press

For the Business and Trade Press: INFXX201501-020e

Media Relations: Worldwide Headquarters Asia Japan Investor Relations	Name: Bernd Hops Chi Kang David Ong Yoko Sasaki EU/APAC/USA/CAN	Phone: +49 89 234 24123 +65 6876 3070 +81 3 5745 7340 +49 89 234 26655	Email: bernd.hops@infineon.com david.ong@infineon.com yoko.sasaki@infineon.com investor.relations@infineon.com